Travelzoo Appoints Michèle Huiban as Chief Financial Officer

NEW YORK, March 31, 2021—Travelzoo® (NASDAQ: TZOO), a global Internet company that publishes exclusive offers and experiences for members, today announced the appointment of Michèle Huiban as Chief Financial Officer (CFO).

Ms. Huiban, a French national, is an accomplished global executive with experience in the media, entertainment, and fashion industries. Between 2008 and 2018, she held the positions of Chief Executive Officer, Deputy General Manager and Chief Financial Officer at Lanvin Group, the world’s oldest fashion house in operation. From 2003 to 2008, she was Deputy Managing Director of Groupe Jeune Afrique, the first pan-African francophone magazine offering weekly political, economic, social and cultural news. From 1993 to 2003, she was Deputy Managing Director and Chief Operating Officer of Gaumont, one of the world’s oldest film companies, listed on the Paris stock exchange. From 1989 to 1993, she was Deputy Managing Director, Finance and Administration, and Chief Financial Officer of Virgin France, the French subsidiary of British group Virgin.

Ms. Huiban received her MBA from ESSEC Business School in Paris.
1/2

“We are excited that Michèle has decided to join the team”, said Holger Bartel, Travelzoo’s Global CEO. “Michèle brings a new dimension of strategic financial leadership to our business at a time when our growth rate is expected to accelerate and we seek opportunities for growth.”

Ms. Huiban said: “I am delighted to be joining Travelzoo, a dynamic and forward-looking group, and to work with the team.”

About Travelzoo
Travelzoo® provides our 30 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 20 years we have worked in partnership with more than 5,000 top travel suppliers—our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words "expect", "predict", "project", "anticipate", "believe", "estimate", "intend", "plan", "seek" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo and Top 20 are registered trademarks of Travelzoo.

###
2/2